CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Mentor Funds:



We consent to the use of our report dated November 5, 1999 for Evergreen Reserve Money Market Fund (formerly Mentor Money Market Portfolio), Evergreen Reserve U.S. Government Money Market Fund (formerly Mentor U.S. Government Money Market Portfolio) and Evergreen Reserve Tax-Exempt Money Market Fund (formerly Mentor Tax-Exempt Money Market Portfolio), portfolios of Mentor Funds incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


                                              /s/ KPMG LLP
KPMG LLP
Boston, Massachusetts
January 26, 2000